SKYLINE MULTIMEDIA
                               ENTERTAINMENT, INC.
                              EMPIRE STATE BUILDING
                           350 FIFTH AVENUE, SUITE 612
                                  NYC, NY 10118

July 14, 1999


Mr. Robert Brenner
President
Logical Systems, Inc.
c/o Skyline Multimedia Entertainment, Inc.
Empire State Building
350 Fifth Avenue, Suite 612
New York, NY 10018

Dear Rick:

Skyline Multimedia, Inc. (the "Company") hereby agrees to contract with Logical Systems, Inc. ("Consultant") for the services of Robert Brenner ("Brenner") for the position of Chief Executive Officer and Director of the Company for a period of two years (the "Employment Term"). In such capacity, Robert Brenner shall be covered and indemnified by the Company to the full extent of the Company's Directors' and Officers' liability insurance.

The terms and conditions of this engagement are as follows:

     This Agreement may be cancelled by either party with ninety (90) days written notice.

     The company will pay Consultant the gross monthly fee ("Fee") of $18,000, which consists of the base amount of $15,000 per month plus 20% to cover the cost of health, life, disability and other employment related costs.

     In the event that the Company cancels this Agreement for any reason during the Employment Term, or fails to offer to renew the Agreement, the Company will pay a one-time termination fee equal to six months severance, plus one additional month of severance for each month consultant has been employed at the Company beyond May 1999, up to a maximum of twelve months severance.

     If the event that a change of control of the Company occurs, the Company shall pay to Consultant an incentive fee equal to the greater of 3% of the transaction proceeds or $250,000; provided, however, that if a change of control occurs during the twelve-month period following termination of this Agreement and such change of control occurs in connection with negotiations that commenced during the term of this Agreement, then Consultant shall be entitled to all such incentive payments described in this Clause 4. As an incentive to improve profitability, the Company shall pay a bonus to Consultant equal to 10% the first $1,000,000 of annual EBITDA and 5% of EBITDA in excess of $1,000,000 per year. This bonus may be paid semi-annually; provided, however, that upon the termination of this Agreement, Consultant shall be paid any amounts accruing under this Clause 5 on a pro rata basis up to and including such termination date. In the event the Company survives through September 30, 1999 without the necessity of a bankruptcy filing, the Company will pay Consultant a one-time bonus of $50,000; provided, however that if the Company subsequently files for bankruptcy with 15 days thereafter, the Company shall not be obligated under this Clause 5 and Consultant shall return to the Company any funds previously paid pursuant to this Clause.

     This Agreement shall be deemed effective as of November 15, 1998.

                                                 Yours truly,

                                                 Skyline Multimedia, Inc.


                                              /s/Ronald H. Aghassi
                                           Name: Ronald H. Aghassi
                                          Title: Vice President of Finance
                                       (As directed per Board Meeting of 8/4/99)